EXHIBIT 99.1

August 25, 2020
Victor H. Mendelson (305) 374-1745 ext. 7590
Carlos L. Macau, Jr. (954) 987-4000 ext. 7570

HEICO CORPORATION REPORTS STRONG NET INCOME AND CASH FLOWS IN THE FIRST NINE MONTHS OF FISCAL 2020

HOLLYWOOD, FL and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI.A) (NYSE: HEI) today reported that net income increased 4% to a record $251.7 million, or $1.83 per diluted share in the nine months of fiscal 2020, up from $242.2 million, or $1.76 per diluted share, in the first nine months of fiscal 2019. In the third quarter of fiscal 2020, net income was $54.3 million, or 40 cents per diluted share, as compared to $81.1 million, or 59 cents per diluted share, in the third quarter of fiscal 2019.

Net income, operating income and net sales for the first nine months and third quarter of fiscal 2020 were adversely affected by the COVID-19 outbreak as discussed below.

Operating income was $287.6 million in the first nine months of fiscal 2020, as compared to $336.5 million in the first nine months of fiscal 2019. In the third quarter of fiscal 2020, operating income was $68.4 million, as compared to $119.4 million in the third quarter of fiscal 2019.
The Company's consolidated operating margin was 21.1% in the first nine months of fiscal 2020, as compared to 22.2% in the first nine months of fiscal 2019. The Company's consolidated operating margin was 17.7% in the third quarter of fiscal 2020, as compared to 22.4% in the third quarter of fiscal 2019.

Net sales were $1,360.8 million in the first nine months of fiscal 2020, as compared to $1,514.1 million in the first nine months of fiscal 2019. In the third quarter of fiscal 2020, net sales were $386.4 million, as compared to $532.3 million in the third quarter of fiscal 2019.
EBITDA was $353.7 million in the first nine months of fiscal 2020, as compared to $400.7 million in the first nine months of fiscal 2019. In the third quarter of fiscal 2020, EBITDA was $91.0 million, as compared to $140.8 million in the third quarter of fiscal 2019. See our reconciliation of net income attributable to HEICO to EBITDA at the end of this press release.

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Consolidated Results

Laurans A. Mendelson, HEICO’s Chairman and CEO, commented on the Company's third quarter results stating, "The COVID-19 outbreak, which is classified as a global pandemic (the "Outbreak"), caused significant volatility and a substantial decline in value across global markets. Most notably, the commercial aerospace industry experienced an ongoing substantial decline in demand resulting from a significant number of aircraft in the global fleet being grounded during our third quarter. As such, our commercial aerospace businesses were materially impacted in the third quarter of fiscal 2020 by the significant decline in global commercial air travel that began in March 2020. Once commercial air travel resumes, cost savings will most likely be a priority for our commercial aviation customers and we anticipate recovery in demand for our commercial aviation products, which frequently provide aircraft operators with significant savings.

Our total debt to shareholders' equity ratio was 37.9% and 33.2% as of July 31, 2020 and October 31, 2019, respectively. Our net debt (total debt less cash and cash equivalents) of $344.8 million as of July 31, 2020 to shareholders’ equity ratio improved to 17.7% as of July 31, 2020, down from 29.8% as of October 31, 2019. Our net debt to EBITDA ratio improved to .70x as of July 31, 2020, down from .93x as of October 31, 2019. During fiscal 2020, we successfully completed six acquisitions, four of which were completed since the Outbreak's start. We have no significant debt maturities until fiscal 2023 and plan to utilize our financial strength and flexibility to aggressively pursue high quality acquisitions of various sizes to accelerate growth and maximize shareholder returns.

Cash flow provided by operating activities was consistently strong at $299.0 million and $313.4 million in the first nine months of fiscal 2020 and 2019, respectively. Cash flow provided by operating activities totaled $93.1 million, or 171% of net income in the third quarter of fiscal 2020, as compared to $135.1 million in the third quarter of fiscal 2019.

We continue to forecast positive cash flow from operations for the remainder of fiscal 2020. We entered the Outbreak with a healthy balance sheet that included a strong cash position and nominal debt. While, we cannot estimate the Outbreak's duration and magnitude and cannot confidently predict when demand for our commercial aerospace products will return to pre-Outbreak levels, we believe HEICO is favorably positioned for long-term success despite the short-term challenges created by the Outbreak in the global economy. Our time-tested strategy of maintaining low debt and acquiring and operating high cash generating businesses across a diverse base of industries beyond commercial aerospace, such as defense, space and other high-end markets including electronics and medical, puts us in a good financial position to weather this uncertain economic period."

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Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's third quarter results stating, "The Outbreak had an adverse effect on the Flight Support Group’s operating results in the first nine months and third quarter of fiscal 2020. Beginning in late March 2020, a significant global decline in commercial air travel resulted in lower demand for the majority of the parts and services offered by our Flight Support Group. As previously mentioned, once commercial air travel resumes, cost savings will most likely be a priority for our commercial aviation customers. We believe demand for our favorably priced commercial aviation products and services will return in advance of the overall market recovery. Furthermore, we believe our cost-saving solutions and robust product development programs will enable us to potentially increase market share and emerge with a stronger presence within the commercial aviation market.
The Flight Support Group's net sales were $731.2 million in the first nine months of fiscal 2020, as compared to $915.5 million in the first nine months of fiscal 2019. The Flight Support Group's net sales were $178.2 million in the third quarter of fiscal 2020, as compared to $320.0 million in the third quarter of fiscal 2019. The net sales decrease in the first nine months and third quarter of fiscal 2020 is principally organic and reflects lower demand across all of our product lines resulting from the significant decline in global commercial air travel beginning in March 2020 due to the Outbreak.
Net sales in fiscal 2020 follows the 12% and 13% organic growth reported in the third quarter and full year of fiscal 2019, respectively.

The Flight Support Group's operating income was $121.6 million in the first nine months of fiscal 2020, as compared to $179.8 million in the first nine months of fiscal 2019. The Flight Support Group's operating income was $12.0 million in the third quarter of fiscal 2020, as compared to $64.8 million in the third quarter of fiscal 2019. The operating income decrease in the first nine months and third quarter of fiscal 2020 principally reflects the previously mentioned decrease in net sales, a lower gross profit margin mainly within our aftermarket replacement parts and repair and overhaul parts and services product lines and an increase in bad debt expense due to potential collection difficulties from certain commercial aviation customers that filed for bankruptcy protection during the third quarter of fiscal 2020 as a result of the financial impact of the Outbreak, partially offset by a decrease in performance-based compensation expense.

The Flight Support Group's operating margin was 16.6% in the first nine months of fiscal 2020, as compared to 19.6% in the first nine months of fiscal 2019. The Flight Support Group's operating margin was 6.7% in the third quarter of fiscal 2020, as compared to 20.2% in the third quarter of fiscal 2019. The decrease in the first nine months and third quarter of fiscal 2020 principally reflects the previously mentioned lower gross profit margin and an increase in SG&A expenses as a percentage of net sales mainly reflecting the impact of the Outbreak and the previously mentioned higher bad debt expense."

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Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO’s Electronic Technologies Group, commented on the Electronic Technologies Group's third quarter results stating, "Demand for our Electronic Technologies Group's products remained healthy overall during this fiscal year's first nine months and the third quarter, despite some pockets of weaker demand in some markets. However, we experienced, and expect to continue experiencing, periodic operational disruptions resulting from supply chain disturbances, staffing challenges, temporary facility closures, transportation interruptions and other conditions which slow production, orders or increase costs. While these issues have not yet been material overall, we experienced disruptions in some orders and shipments during the third quarter of fiscal 2020.

The Electronic Technologies Group's net sales increased 4% to a record $638.3 million in the first nine months of fiscal 2020, up from $615.0 million in the first nine months of fiscal 2019. The increase is attributable to the favorable impact from our fiscal 2019 and 2020 acquisitions partially offset by an organic net sales decrease of 1%. The organic net sales decrease is principally due to lower sales of our space, aerospace and other electronics products, largely attributable to the Outbreak, partially offset by increased sales of our defense products.

The Electronic Technologies Group's net sales decreased 2% to $210.9 million in the third quarter of fiscal 2020, from $216.1 million in the third quarter of fiscal 2019. The decrease is attributable to an organic net sales decrease of 6% partially offset by the favorable impact from our fiscal 2019 and 2020 acquisitions. The organic net sales decrease is principally due to lower shipments of our defense and commercial aerospace products, mainly attributable to the Outbreak, partially offset by increased sales of our space products.

The Electronic Technologies Group's operating income increased 2% to a record $184.9 million in the first nine months of fiscal 2020, up from $181.2 million in the first nine months of fiscal 2019. The Electronic Technologies Group's operating income was $61.9 million and $62.2 million in the third quarter of fiscal 2020 and 2019, respectively. The increase in the first nine months of fiscal 2020 principally reflects the previously mentioned net sales growth, lower performance-based compensation expense and a decrease in acquisition-related expenses, partially offset by a lower gross profit margin. The lower gross profit margin is mainly due to a decrease in net sales of certain space products and a less favorable product mix of certain aerospace products, partially offset by increased net sales of certain defense products.

The Electronic Technologies Group's operating margin was 29.0% in the first nine months of fiscal 2020, as compared to 29.5% in the first nine months of fiscal 2019. The decrease principally reflects the previously mentioned lower gross profit margin partially offset by a decrease in SG&A expenses as a percentage of net sales mainly

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from lower performance-based compensation expense and lower acquisition-related expenses.

The Electronic Technologies Group's operating margin improved to 29.4% in the third quarter of fiscal 2020, up from 28.8% in the third quarter of fiscal 2019. The increase principally reflects a decrease in SG&A expenses as a percentage of net sales mainly from lower performance-based compensation expense and a decrease in acquisition-related expenses partially offset by a lower gross profit margin. The lower gross profit margin is mainly due to a decrease in net sales and less favorable product mix of certain commercial aerospace and defense products partially offset by increased net sales and a more favorable product mix of certain space products."

Non-GAAP Financial Measures

To provide additional information about the Company's results, HEICO has discussed in this press release its EBITDA (calculated as net income attributable to HEICO adjusted for depreciation and amortization expense, net income attributable to noncontrolling interests, interest expense and income tax expense), its net debt (calculated as total debt less cash and cash equivalents), its net debt to shareholders' equity ratio (calculated as net debt divided by shareholders' equity) and its net debt to EBITDA ratio (calculated as net debt divided by EBITDA) which are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate the performance of its business and believes the presentation of these measures enhance an investors’ ability to analyze trends in the Company’s business and to evaluate the Company’s performance relative to other companies in its industry. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Regulation G of the Securities and Exchange Act of 1934, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) carries 1/10 vote per share and the Common Stock (HEI) carries one vote per share.)

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There are currently approximately 80.8 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 54.2 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO’s two classes of common stock on most websites are HEI.A and HEI. However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Wednesday, August 26, 2020 at 9:00 a.m. Eastern Daylight Time to discuss its third quarter results. Individuals wishing to participate in the conference call should dial: U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 4939567. A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (404) 537-3406, and enter the Conference ID 4939567.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO’s customers include a majority of the world’s airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including: the severity, magnitude and duration of the Outbreak; HEICO’s liquidity and the amount and timing of cash generation; the continued decline in commercial air travel caused by the Outbreak, airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development and manufacturing costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense spending or budget cuts, which could reduce our defense-related revenue. Parties receiving this material are

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encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Nine Months Ended July 31,
	2020		2019
Net sales	$1,360,831		$1,514,118
Cost of sales	840,411		909,663
Selling, general and administrative expenses	232,835		267,911
Operating income	287,585		336,544
Interest expense	(10,644)		(16,496)
Other income	934		2,420
Income before income taxes and noncontrolling interests	277,875		322,468
Income tax expense	9,600	(a)	55,300	(b)
Net income from consolidated operations	268,275		267,168
Less: Net income attributable to noncontrolling interests	16,618		24,956
Net income attributable to HEICO	$251,657	(a)	$242,212	(b)

Net income per share attributable to HEICO shareholders:
Basic	$1.87	(a)	$1.82	(b)
Diluted	$1.83	(a)	$1.76	(b)

Weighted average number of common shares outstanding:
Basic	134,676		133,405
Diluted	137,257		137,273

	Nine Months Ended July 31,
	2020		2019
Operating segment information:
Net sales:
Flight Support Group	$731,189		$915,480
Electronic Technologies Group	638,285		615,009
Intersegment sales	(8,643)		(16,371)
	$1,360,831		$1,514,118

Operating income:
Flight Support Group	$121,597		$179,843
Electronic Technologies Group	184,948		181,160
Other, primarily corporate	(18,960)		(24,459)
	$287,585		$336,544

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended July 31,
	2020	2019
Net sales	$386,410	$532,324
Cost of sales	242,927	319,493
Selling, general and administrative expenses	75,049	93,417
Operating income	68,434	119,414
Interest expense	(2,602)	(5,523)
Other income	632	268
Income before income taxes and noncontrolling interests	66,464	114,159
Income tax expense	8,900	25,100
Net income from consolidated operations	57,564	89,059
Less: Net income attributable to noncontrolling interests	3,248	7,961
Net income attributable to HEICO	$54,316	$81,098

Net income per share attributable to HEICO shareholders:
Basic	$.40	$.61
Diluted	$.40	$.59

Weighted average number of common shares outstanding:
Basic	134,837	133,970
Diluted	137,234	137,634

	Three Months Ended July 31,
	2020	2019
Operating segment information:
Net sales:
Flight Support Group	$178,158	$320,016
Electronic Technologies Group	210,919	216,129
Intersegment sales	(2,667)	(3,821)
	$386,410	$532,324

Operating income:
Flight Support Group	$12,021	$64,797
Electronic Technologies Group	61,931	62,206
Other, primarily corporate	(5,518)	(7,589)
	$68,434	$119,414

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HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)During the first quarter of fiscal 2020, the Company recognized a $47.6 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $46.3 million, or $.34 per basic and diluted share.

(b)During the first quarter of fiscal 2019, the Company recognized a $16.6 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $15.1 million, or $.11 per basic and diluted share.

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HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	July 31, 2020	October 31, 2019
Cash and cash equivalents	$395,278	$57,001
Accounts receivable, net	181,134	274,326
Contract assets	59,113	43,132
Inventories, net	473,104	420,319
Prepaid expenses and other current assets	32,115	18,953
Total current assets	1,140,744	813,731
Property, plant and equipment, net	170,340	173,345
Goodwill	1,320,047	1,268,703
Intangible assets, net	542,674	550,693
Other assets	249,445	162,739
Total assets	$3,423,250	$2,969,211

Current maturities of long-term debt	$1,073	$906
Other current liabilities	228,569	288,232
Total current liabilities	229,642	289,138
Long-term debt, net of current maturities	739,016	561,049
Deferred income taxes	45,869	51,496
Other long-term liabilities	252,372	184,604
Total liabilities	1,266,899	1,086,287
Redeemable noncontrolling interests	204,139	188,264
Shareholders’ equity	1,952,212	1,694,660
Total liabilities and equity	$3,423,250	$2,969,211

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HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended July 31,
	2020	2019
Operating Activities:
Net income from consolidated operations	$268,275	$267,168
Depreciation and amortization	65,218	61,686
Share-based compensation expense	7,775	7,674
Employer contributions to HEICO Savings and Investment Plan	7,452	7,128
Increase in accrued contingent consideration	189	3,734
Deferred income tax benefit provision	(9,345)	(3,293)
Payment of contingent consideration	(175)	(3,105)
Decrease (increase) in accounts receivable	96,258	(14,820)
(Increase) decrease in contract assets	(15,968)	7,429
Increase in inventories	(48,077)	(27,019)
Decrease in current liabilities, net	(73,893)	(2,214)
Other	1,262	9,031
Net cash provided by operating activities	298,971	313,399

Investing Activities:
Acquisitions, net of cash acquired	(66,320)	(235,174)
Capital expenditures	(17,472)	(21,671)
Investments related to HEICO Leadership Compensation Plan	(14,600)	(10,800)
Other	385	628
Net cash used in investing activities	(98,007)	(267,017)

Financing Activities:
Borrowings on revolving credit facility, net	177,000	108,000
Proceeds from stock option exercises	5,345	8,270
Cash dividends paid	(21,552)	(18,691)
Distributions to noncontrolling interests	(12,187)	(104,699)
Redemptions of common stock related to stock option exercises	(5,330)	(35,600)
Acquisitions of noncontrolling interests	(7,475)	—
Payment of contingent consideration	(325)	(4,073)
Other	(851)	(387)
Net cash provided by (used in) financing activities	134,625	(47,180)

Effect of exchange rate changes on cash	2,688	222

Net increase in cash and cash equivalents	338,277	(576)
Cash and cash equivalents at beginning of year	57,001	59,599
Cash and cash equivalents at end of period	$395,278	$59,023

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HEICO CORPORATION
Non-GAAP Financial Measures (Unaudited)
(in thousands, except ratios)

	Nine Months Ended July 31,
EBITDA Calculation	2020	2019
Net income attributable to HEICO	$251,657	$242,212
Plus: Depreciation and amortization	65,218	61,686
Plus: Net income attributable to noncontrolling interests	16,618	24,956
Plus: Interest expense	10,644	16,496
Plus: Income tax expense	9,600	55,300
EBITDA (a)	$353,737	$400,650

	Three Months Ended July 31,
EBITDA Calculation	2020	2019
Net income attributable to HEICO	$54,316	$81,098
Plus: Depreciation and amortization	21,942	21,138
Plus: Net income attributable to noncontrolling interests	3,248	7,961
Plus: Interest expense	2,602	5,523
Plus: Income tax expense	8,900	25,100
EBITDA (a)	$91,008	$140,820

	Trailing Twelve Months Ended
EBITDA Calculation	July 31, 2020	October 31, 2019
Net income attributable to HEICO	$337,341	$327,896
Plus: Depreciation and amortization	87,029	83,497
Plus: Net income attributable to noncontrolling interests	23,507	31,845
Plus: Interest expense	15,843	21,695
Plus: Income tax expense	32,400	78,100
EBITDA (a)	$496,120	$543,033

Net Debt Calculation	July 31, 2020	October 31, 2019
Total debt	$740,089	$561,955
Less: Cash and cash equivalents	(395,278)	(57,001)
Net debt (a)	$344,811	$504,954

Net debt	$344,811	$504,954
Shareholders' equity	$1,952,212	$1,694,660
Net debt to shareholders' equity ratio (a)	17.7%	29.8%

Net debt	$344,811	$504,954
EBITDA (trailing twelve months)	$496,120	$543,033
Net debt to EBITDA ratio (a)	.70	.93

(a) See the "Non-GAAP Financial Measures" section of this press release.